                                                                     EXHIBIT 2.2







                     HUGHES SPIN-OFF SEPARATION AGREEMENT,

                        dated as of December 17, 1997,

                                by and between

                               HE HOLDINGS, INC.

                                      and

                          GENERAL MOTORS CORPORATION

                               Table of Contents


                                                                                 Page
1.      Definitions...............................................................  2
        -----------

2.      Certain Intercompany Matters..............................................  9
        ----------------------------
        2.1     Capital Stock Matters.............................................  9
        2.2     Publicity......................................................... 10
        2.3     Further Assurances................................................ 10

3.      Expenses.................................................................. 11
        --------
        3.1     General........................................................... 11
        3.2     Certain Costs Relating to Hughes Common Stock..................... 11
        3.3     Certain Transactions Costs........................................ 11

4.      Covenants to Preserve Tax-Free Status Of Hughes Spin-Off.................. 12
        --------------------------------------------------------
        4.1     Representations and Warranties.................................... 12
        4.2     Restrictions on Hughes............................................ 12
        4.3     Cooperation and Other Covenants................................... 17
        4.4     Indemnification for Tax Liabilities............................... 18
        4.5     Procedure for Indemnification for Tax Liabilities................. 19
        4.6     Arbitration....................................................... 20
        4.7     Exclusive Remedies................................................ 21

5.      Indemnification........................................................... 21
        ---------------
        5.1     Indemnification by Hughes......................................... 21
        5.2     Indemnification by GM............................................. 21
        5.3     Other Liabilities................................................. 22
        5.4     Tax Effects of Indemnification.................................... 22
        5.5     Effect of Insurance Upon Indemnification.......................... 22
        5.6     Procedure for Indemnification Involving Third-Party Claims........ 23
        5.7     Procedure for Indemnification Not Involving Third-Party Claims.... 24
        5.8     Exclusive Remedies................................................ 25

6.      Miscellaneous............................................................. 25
        -------------
        6.1     Dispute Resolution................................................ 25
        6.2     Survival.......................................................... 25
        6.3     Complete Agreement................................................ 25
        6.4     Authority......................................................... 25
        6.5     Governing Law..................................................... 25
        6.6     Consent to Exclusive Jurisdiction................................. 25
        6.7     Notices........................................................... 26
        6.8     Amendment and Modification........................................ 27
        6.9     Binding Effect; Assignment........................................ 27

                               Table of Contents



                                                                                   Page
       6.10     Third Party Beneficiaries........................................... 27
       6.11     Counterparts........................................................ 28
       6.12     Waiver.............................................................. 28
       6.13     Severability........................................................ 28
       6.14     Remedies............................................................ 28
       6.15     Performance......................................................... 28
       6.16     References; Construction............................................ 28

                     HUGHES SPIN-OFF SEPARATION AGREEMENT
                     ------------------------------------

        The HUGHES SPIN-OFF SEPARATION AGREEMENT ("Agreement") is made and entered into as of December 17, 1997, by and between Hughes, a Delaware corporation, and GM, a Delaware corporation. Capitalized terms used and not otherwise defined herein are defined in Section 1 below.


                                   RECITALS
                                   --------

        WHEREAS, Hughes and Raytheon desire to combine the Raytheon Business with the Hughes Business;

        WHEREAS, Hughes and Raytheon have entered into the Hughes Merger Agreement, pursuant to which Raytheon shall merge with and into Hughes, with Hughes as the surviving corporation, in accordance with the terms and subject to the conditions thereof;

        WHEREAS, as a condition to entering into the Hughes Merger Agreement, Raytheon has required that GM agree that, at the time of the consummation of the Hughes Merger, Hughes be an independent, publicly owned company, comprising the Defense Business;

        WHEREAS, in response to such requirement, GM and Raytheon have entered into the Implementation Agreement and, as contemplated thereby, GM and Merger Sub have entered into the Hughes Distribution Agreement, pursuant to which, subject to certain terms and conditions contained therein, Merger Sub shall merge with and into GM, with GM as the surviving corporation such that, among other things, the holders of shares of GM $1 2/3 Common Stock and the holders of shares of GM Class H Common Stock shall receive a distribution of shares of Hughes Class A Common Stock (representing all of the outstanding common stock of Hughes) in the Hughes Spin-Off;

        WHEREAS, the parties intend that (a) the Hughes Merger constitute a tax-free "reorganization" within the meaning of Section 368(a) of the Code and
(b) the Hughes Spin-Off qualify as a tax-free (to GM and the holders of GM Common Stock) spin-off within the meaning of Section 355 of the Code;

        WHEREAS, the parties hereto have determined that in order to accomplish the objectives of the Hughes Spin-Off and to facilitate the consumption thereof, it is necessary and desirable to restructure certain intercompany relationships, allocate certain liabilities and provide mutual indemnification, all as set forth herein;

        WHEREAS, the execution and delivery of this Agreement is a condition to GM's obligation to consummate the transactions contemplated by the Hughes Distribution Agreement; and

        WHEREAS, concurrently with the execution and delivery of this Agreement, GM, Telecom, Delco and Hughes are entering into certain other agreements relating to the HEC Reorganization, the Hughes Spin-Off and/or the relationships of the parties thereafter, including, without limitation, as to matters such as taxes, indemnification, employee benefits, insurance, intellectual property, real property, transition services and shared research and development;

        NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereby agree as follows:

1.      DEFINITIONS.
        -----------

        "Active Trade or Business" means the active conduct of the trade or business (as defined in Section 355(b)(2) of the Code) conducted by Hughes immediately prior to the Effective Time.

        "Affiliate" means a Hughes Affiliate, a GM Affiliate or a Raytheon Affiliate, as the case may be.

        "Business" means the Hughes Business, the GM Business or the Raytheon Business, as the case may be.

        "Business Day" means any day other than a Saturday, a Sunday, or a day on which banking institutions located in the State of New York are authorized or obligated by law or executive order to close.

        "Claim" has the meaning set forth in Section 5.7.

        "Code" means the Internal Revenue Code of 1986, as amended from time to time, together with the rules and regulations promulgated thereunder.

        "Control" means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

        "CPR Rules" means the Rules for Non-Administered Arbitration of Business Disputes promulgated by the Center for Public Resources, as in effect on the date hereof.

        "DGCL" means the General Corporation Law of the State of Delaware, as in effect on the date hereof and as the same may hereafter be amended from time to time.

        "Defense Business" has the meaning ascribed to such term in the Separation Agreement.

        "Delco" has the meaning ascribe to such term in the Separation
Agreement.

        "Dispute Notice" means written notice of any dispute between GM and Hughes arising out of or relating to this Agreement, which shall set forth, in reasonable detail, the nature of the dispute.

        "Effective Time" means the date and time at which the Hughes Spin-Off Merger becomes effective.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time, together with the rules and regulations promulgated thereunder.

        "GM" means General Motors Corporation, a Delaware corporation.

        "GM Affiliate" means a Person that, after giving effect to the Hughes Spin-Off, directly or indirectly through one or more intermediaries, is Controlled by GM.

        "GM Business" means any business or operations of GM or any GM Affiliates other than the Hughes Business.

        "GM Class H Common Stock" means the Class H Common Stock, par value $0.10 per share, of GM.

        "GM Common Stock" means the GM $1 2/3 Common Stock and the GM Class H Common Stock and, from and after the Effective Time, the New GM Class H Common Stock.

        "GM $1 2/3 Common Stock" means the Common Stock, par value $1 2/3 per share, of GM.

        "GM Disclosure Portions" means any material set forth in, or incorporated by reference into, either the Hughes Spin-Off Registration Statement or the Hughes Merger Registration Statement (i) relating to (A) Hughes, the capital stock of Hughes, the Hughes Business, financial information and data relating to Hughes (including both historical and pro forma financial data) or (B) the GM Transactions or (ii) that otherwise does not constitute a part of a Hughes Disclosure Portion. For purposes of clause (i)(A), Hughes shall include Hughes only prior to the consummation of the Hughes Merger and shall not include Hughes as the surviving corporation of the Hughes Merger.

        "GM Transactions" has the meaning ascribed to such term in the Hughes Distribution Agreement.

        "GM Transfer Agent" means BankBoston, N.A., in its capacity as the transfer agent for the GM Common Stock.

        "HEC Reorganization" has the meaning ascribed to such term in the Hughes Distribution Agreement.

        "Hughes" means HE Holdings, Inc., a Delaware corporation, after giving effect to the consummation of the HEC Reorganization, and, upon the consummation of the Hughes Merger, the surviving corporation of the Hughes Merger.

        "Hughes Affiliate" means a Person that, after giving effect to the Hughes Spin-Off, directly or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with Hughes.

        "Hughes Business" means the Defense Business and, upon the consummation of the Hughes Merger, the Raytheon Business.

        "Hughes Capital Stock" means all classes or series of capital stock of Hughes.

        "Hughes Class A Common Stock" means the Class A Common Stock, par value $0.01 per share, of Hughes, as set forth in Hughes' Certificate of Incorporation as of immediately prior to the Effective Time.

        "Hughes Class B Common Stock" means the Class B Common Stock, par value $0.01 per share, of Hughes, as set forth in Hughes' Certificate of Incorporation as of immediately prior to the Effective Time.

        "Hughes Common Stock" means Hughes Class A Common Stock and Hughes Class B Common Stock.

        "Hughes Disclosure Portions" means all material set forth in, or incorporated by reference into, either the Hughes Spin-Off Registration Statement or the Hughes Merger Registration Statement relating to (i) Raytheon, the capital stock of Raytheon, the Raytheon Business, financial information and data relating to Raytheon (including both historical and pro forma financial data) or (ii) the Hughes Merger, plans regarding Hughes after the Hughes Merger and other forward-looking information regarding Hughes.

        "Hughes Distribution Agreement" means the Agreement and Plan of Merger by and between GM and Merger Sub, dated as of October 17, 1997, as amended from time to time.

        "Hughes Merger" means the merger of Raytheon with and into Hughes pursuant to the Hughes Merger Agreement, with Hughes as the surviving corporation.

        "Hughes Merger Agreement" means the Agreement and Plan of Merger by and between Hughes and Raytheon, dated as of January 16, 1997, as amended from time to time.

        "Hughes Merger Registration Statement" means the Registration Statement of Form S-4 filed with the SEC by Hughes relating to the shares of Hughes Class B Common Stock to be issued in connection with the Hughes Merger, as supplemented or amended from time to time.

        "Hughes Spin-Off" means the distribution of Hughes Class A Common Stock to the holders of GM Common Stock pursuant to the Hughes Spin-Off Merger

        "Hughes Spin-Off Merger" means the merger of Merger Sub with and into GM pursuant to the Hughes Distribution Agreement, with GM as the surviving corporation.

        "Hughes Spin-Off Registration Statement" means the Registration Statement on Form S-4 filed with the SEC by Hughes relating to the shares of Hughes Class A Stock to be distributed in connection with the Hughes Spin-Off, as supplemented or amended from time to time.

        "Hughes Transfer Agent" means State Street Bank & Trust Company, in its capacity as the transfer agent for the Hughes Common Stock.

        "Implementation Agreement" means the Implementation Agreement by and between GM and Raytheon, dated as of January 16, 1997, as amended from time to time.

        "Indemnifying Party" means a Person that is obligated to provide indemnification under this Agreement.

        "Indemnitee" means a Person that is entitled to seek indemnification under this Agreement.

        "Indemnity Payment" means an amount that an Indemnifying Party is required to pay to an Indemnitee under this Agreement.

        "Insurance Proceeds" means the payment received by an insured from an insurance carrier or paid by an insurance carrier on behalf of the insured, net of any applicable premium adjustment and tax effect.

        "IRS" means Internal Revenue Service of the U.S. Department of Treasury or any successor agency.

        "Losses" means all losses, liabilities, claims, obligations, demands, judgments, damages, dues, penalties, assessments, fines (civil or criminal), costs, liens, expenses, forfeitures, settlements, or fees, reasonable attorneys' fees and court costs, of any nature or kind, whether or not the same would properly be reflected on a balance sheet, and "Loss" means any of these.

        "Merger Sub" means GM Mergeco Corporation, a Delaware corporation and a wholly-owned subsidiary of GM.

        "Negotiation Period" means the period of 20 Business Days following the initial meeting of the representatives of GM and Hughes following the receipt of a Dispute Notice.

        "New GM Class H Common Stock" has the meaning ascribed to such term in the Hughes Distribution Agreement.

        "Notice" means any notice, request, claim, demand, or other communication under this Agreement.

        "Person" means an individual, partnership, joint venture, corporation, trust, unincorporated association, any other entity, or a government or any department or agency or other unit thereof.

        "Prior Relationship" means the ownership relationships among GM, Hughes, Telecom and Delco at any time prior to giving effect to the consummation of the HEC Reorganization and the Hughes Spin-Off.

        "Proposed Acquisition Transaction" means a transaction or series of transactions as a result of which any Person or any group of related Persons would acquire, or have the right to acquire, (i) from one or more holders of outstanding shares of Hughes Capital Stock, a number of shares of Hughes Capital Stock that would comprise more than 15% of (A) the value of all outstanding shares of Hughes Capital Stock as of the date of such transaction, or in the case of a series of transactions, the date of the last transaction of such series, or (B) the number of the issued and outstanding shares of Hughes Class A Common Stock or Hughes Class B Common Stock as of the date of such transaction, or in the case of a series of transactions, the date of the last transaction of such series, or (ii) from Hughes, all or a substantial portion of its assets or business in exchange in whole or in part for equity interests in such Person or group which are received by holders of Hughes Capital Stock.

        "Proposed Stock Buyback Transaction" means a transaction or series of transactions as a result of which Hughes or a Hughes Affiliate would acquire, or have the right to acquire, one or more shares of Hughes Capital Stock.

        "Proposed Stock Issuance Transaction" means a transaction or series of transactions as a result of which any Person would acquire, or have the right to acquire, from Hughes or a Hughes Affiliate, one or more shares of Hughes Capital Stock.

        "Raytheon" means Raytheon Company, a Delaware corporation.

        "Raytheon Affiliate" means a Person that directly or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with Raytheon.

        "Raytheon Business" means any business or operations of Raytheon.

        "Representation Date" means any date on which Hughes Makes any representation (i) to the IRS or to counsel selected by GM for the purpose of obtaining a Subsequent Tax Opinion/Ruling, or (ii) to GM for the purpose of any determination required to be made by GM pursuant to Section 4.2.

        "Representation Letters" means the representation letters and any other materials (including, without limitation, the ruling request and the related supplemental submissions to the IRS) delivered or deliverable by GM and others in connection with the rendering by Tax Counsel and the issuance by the IRS of the Tax Opinions/Rulings, which to the extent related to Hughes, Raytheon or the Surviving Corporation (as defined in the Hughes Merger Agreement) shall be in form and substance reasonably satisfactory to Hughes and Raytheon.

        "Representative" means, with respect to any Person, any of such Person's directors, officers, employees, agents, consultants, advisors, accountants or attorneys.

        "Request" has the meaning set forth in Section 5.7.

        "Securities Act" means the Securities Act of 1933, as amended from time to time, together with the rules and regulations promulgated thereunder.

        "Separate Counsel" has the meaning set forth in Section 5.6(b).

        "Separation Agreement" means the Master Separation Agreement by and among GM, Telecom, Delco and Hughes, dated as of December 16, 1997, as amended from time to time.

        "Service Agent" means (i) for GM, The Corporation Trust Company, with offices on the date hereof at 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801; and (ii) for Hughes, The Corporation Trust Company, with offices on the date hereof at 1209 Orange Street, Wilmington, County of New Castle, Delaware.

        "Subsequent Tax Opinion/Ruling" means either (i) an opinion of counsel selected by GM, in its sole and absolute discretion, confirming, in form and substance reasonably satisfactory to GM, that, as a consequence of the consummation of a subsequent transaction, (A) no income, gain or loss for U.S. federal income tax purposes will be recognized by GM, the stockholders or former stockholders of GM, or any GM Affiliate with respect to the Hughes Spin-Off and/or the Telecom Spin-Off, or (B) no income, gain or loss for U.S. federal income tax purposes will be recognized by GM, Hughes, Raytheon or any of their Affiliates, or by Hughes' stockholders (including, without limitation, GM stockholders who become Hughes stockholders as a result of the Hughes Spin-Off), with respect to the Hughes Merger; or (ii) an IRS private letter ruling to the same effect.

        "Subsidiary" means with respect to any specified Person, and corporation or other legal entity of which such Person or any of its Subsidiaries Controls or owns, directly or indirectly, more than 50% of the stock or other equity interest entitled to vote on the election of members to the board of directors or similar governing body; provided, however, that for the purposes of this
                           --------  -------
Agreement, neither Hughes nor any of the Subsidiaries of Hughes shall be deemed to be Subsidiaries of GM or of any of the Subsidiaries of GM.

        "Tax" means (i) any income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on, minimum, estimated, or other tax, assessment, or governmental charge of any kind whatsoever imposed by any governmental authority, including any interest, penalty, or addition thereto, whether disputed or not; (ii) liability for the payment of any amounts of the type described in clause (i) above arising as a result of being (or having been) a member of any group or being (or having been) included or required to be included in any Tax Return related thereto; and (iii) liability for the payment of any amounts of the type described in clause (i) above as a result of any express or implied obligation to indemnify or otherwise assume or succeed to the liability of any other Person.

        "Tax Agreement" means the Tax Sharing Agreement by and among GM, Hughes and Telecom, dated as of December 17, 1997, as amended from time to time, relating to certain tax matters.

        "Tax Counsel" means Kirkland & Ellis, with respect to those Tax Opinions/Rulings deliverable to GM relating to the transactions effectuated pursuant to the Hughes Distribution Agreement, and Weil, Gotshal & Manges LLP, with respect to the Tax Opinions/Rulings deliverable to GM and Hughes relating to the transactions effectuated pursuant to the Hughes Merger Agreement.

        "Tax-Free Status of the Hughes Merger" means the nonrecognition of taxable income, gain or loss for U.S. federal income tax purposes to GM, Hughes, Raytheon and their Affiliates, and to Hughes' stockholders (including, without limitation, GM stockholders who become Hughes stockholders as a result of the Hughes Spin-Off) in connection with the Hughes Merger.

        "Tax-Free Status of the Spin-Offs" means the nonrecognition of taxable gain or loss for U.S. federal income tax purposes to GM, GM Affiliates and GM's stockholders in connection with the Hughes Spin-Off and/or the Telecom Spin-Off.

        "Tax Opinions/Rulings" means, collectively, the opinions of Tax Counsel and the rulings by the IRS deliverable to GM in connection with (i) the transactions contemplated by the Hughes Distribution Agreement and (ii) the transactions contemplated by the Hughes Merger Agreement.

        "Tax-Related Losses" means (i) all federal, state and local Taxes (including interest and penalties thereon) imposed pursuant to any settlement, final determination, judgment or otherwise; (ii) all accounting, legal and other professional fees, and court costs incurred in connection with such taxes; and (iii) all costs and expenses that may result from adverse tax consequences to GM or GM's stockholders (including all costs, expenses and damages associated with stockholder litigation or controversies) payable by GM or GM Affiliates.

        "Telecom" has the meaning ascribed to such term in the Separation Agreement.

        "Telecom Spin-Off" means the spin-off of Telecom by Hughes to GM included as part of the HEC Reorganization.

        "Third-Party Claim" means any claim, suit, arbitration, inquiry, proceeding or investigation by or before any court, governmental or other regulatory or administrative agency or commission or any arbitration tribunal asserted by a Person other than GM or any GM Affiliate or Hughes or any Hughes Affiliate which gives rise to a right of indemnification hereunder.

        "Voting Stock" means with respect to any Person, all classes and series of the capital stock of such Person entitled to vote generally in the election of directors.

2.  Certain Intercompany Matters
    ----------------------------

    2.1   Capital Stock Matters.

          (a) Recognition of Stockholders. From and after the Effective Time and until such Hughes Class A Common Stock is duly transferred in accordance with applicable law, Hughes shall regard the Persons who were record holders of GM $1 2/3 Common Stock and the Persons who were record holders of GM Class H Common Stock, in each case as of immediately prior to the Effective Time, as the record holders of Hughes Class A Common Stock, as described in and subject to the terms of the Hughes Distribution Agreement, without requiring any action on the part of such Persons. Hughes agrees that, subject to any transfers of such stock, (i) each such holder shall be entitled to receive all dividends payable on, and exercise voting rights and all other rights and privileges with respect to, Hughes Class A Common Stock and (ii) each such holder shall be entitled, without any action on the part of any such holder, subject to Section 2.3 of the Hughes Merger Agreement, to receive one or more certificates representing, or other evidence of ownership of, the shares of Hughes Class A Common Stock then held by it.

          (b) GM Representations and Warranties. GM hereby covenants to provide to Hughes as soon as practicable after such information is available from the GM Transfer Agent the number of shares of GM $1 2/3 Common Stock and the number of shares of GM Class H Common Stock that were issued and outstanding as of immediately prior to the Effective Time, and GM hereby represents and warrants that, as of immediately prior to the Effective Time, all of such shares will be validly issued, fully paid and nonassessable. GM hereby represents and warrants that, as of immediately prior to the Effective Time, there will be (i) no outstanding securities of GM or any of its Subsidiaries convertible into or exchangeable for shares of GM $1 2/3 Common Stock or GM Class H Common Stock and
(ii) other than stock options granted pursuant to GM's employee benefit plans and other than as provided in Article Fourth of GM's Amended and Restated Certificate of Incorporation, no outstanding subscriptions, options, warrants, rights or other arrangements or commitments to which GM is a party obligating GM to issue any shares of GM $1 2/3 Common Stock or GM Class H Common Stock.

          (c) Hughes Representations and Warranties. Hughes hereby represents and warrants that, as of immediately prior to the Effective Time, (i) 102,630,503 shares of Hughes Class A Common Stock will be issued and outstanding, (ii) all of such shares will be validly issued, fully paid and nonassessable, (iii) all of such shares will be held of record by GM, (iv) such shares shall represent all of the issued and outstanding Hughes Capital Stock, and (v) there will be (x) no outstanding securities of Hughes or any of its Subsidiaries convertible into or exchangeable for shares of Hughes Class A Common Stock and (y) no outstanding subscription, options, warrants, rights or other arrangements or commitments to which Hughes is a party obligating Hughes to issue any shares of Hughes Class A Common Stock.

          (d) Cooperation of Transfer Agents; Stockholder Records. GM shall cooperate, and shall instruct the GM Transfer Agent to cooperate, with Hughes and the Hughes Transfer

        Agent, and Hughes shall cooperate, and shall instruct the Hughes Transfer Agent to cooperate, with GM and the GM Transfer Agent, in connection with the Hughes Spin-Off and all other matters relating to
        (i) the issuance and delivery of certificates evidencing, or other evidence of ownership of, the shares of Hughes Class A Common Stock (and payment of cash in lieu of any fractional shares of Hughes Class B Common Stock as described in the Hughes Merger Agreement) to be distributed in respect of all shares of GM $1 2/3 Common Stock and GM Class H Common Stock outstanding as of immediately prior to the Effective Time and (ii) the exchange of certificates evidencing, or the issuance of other evidence of share ownership in connection with, the recapitalization and conversion of all shares of GM Class H Common Stock outstanding as of immediately prior to the Effective Time into shares of New GM Class H Common Stock. Following the Effective Time, GM shall instruct the GM Transfer Agent to distribute letters of transmittal, in form reasonably satisfactory to GM and Hughes, to all holders of GM Class H Common Stock as of immediately prior to the Effective Time in connection with the exchange of certificates formerly representing shares of GM Class H Common Stock for certificates representing, or other evidence of ownership of, shares of New GM Class H Common Stock and certificates representing, or other evidence of ownership of, shares of Hughes Class A Common Stock. Following the Effective Time, GM shall instruct the GM Transfer Agent to deliver to the Hughes Transfer Agent true, correct and complete copies of the transfer records reflecting the record holders of GM $1 2/3 Common Stock and GM Class H Common Stock, in each case as of immediately prior to the Effective Time. Upon the reasonable request of Hughes from time to time after the Effective Time in connection with any legitimate corporate purpose, GM shall cooperate, or shall instruct the GM Transfer Agent to cooperate, in providing Hughes with reasonable access to all historical share, transfer and dividend payment records with respect to the holders of GM $1 2/3 Common Stock and GM Class H Common Stock as of immediately prior to the Effective Time.

        2.2 Publicity. Hughes, with respect to Hughes and all of the Hughes Affiliates, and GM, with respect to GM and all of the GM Affiliates, agree to take all commercially reasonable action to discontinue their respective uses as promptly after the Effective Time as is commercially reasonable of any printed material that indicates a continued Prior Relationship between or among GM and Hughes or any of her respective Affiliates. This Section 2.2 shall not be deemed to prohibit the use of printed material containing appropriate and accurate references to the Prior Relationship.

        2.3 Further Assurances. In addition to the actions specifically provided for elsewhere in this Agreement, each of the parties hereto shall use all commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things commercially reasonably necessary, proper or expeditious under applicable laws, regulations and agreements in order to consummate and make effective the Hughes Spin-Off as promptly as reasonable practicable. Without limiting the generality of the foregoing, each party hereto shall cooperate with the other party, and execute and deliver, or use all commercially reasonable efforts to cause to have executed and delivered, all instruments, including instruments of conveyance, assignment and transfer, and to make all filings with, and to obtain all consents, approvals or authorizations of, any domestic or foreign governmental or regulatory authority in order to make effective the Hughes Spin-Off.

3.   Expenses
     --------

     3.1   General.   Except as otherwise provided in this Agreement, the
Separation Agreement and the other agreements contemplated thereby, all costs and expenses of either party hereto in connection with the Hughes Spin-Off and/or the Hughes Merger shall be paid by the party that incurs such costs and expenses.

     3.2 Certain Costs Relating to Hughes Common Stock. Hughes shall pay all costs of printing and engraving with respect to certificates representing, or other evidence of ownership of, Hughes Common Stock, fees of any transfer or exchange agent engaged by Hughes, and all fees relating to listing Hughes Common Stock on any domestic or foreign stock exchange or similar organization.

     3.3   Certain Transactions Costs.

           (a) Certain Merger Costs to be Paid by Hughes. Hughes shall pay all costs and expenses relating exclusively to the Hughes Merger, including, without limitation, all reasonable out-of-pocket costs and expenses of printing and distributing the Hughes Merger Registration Statement and any related materials (including any proxy or consent solicitation statement), the fees associated with filing the Hughes Merger Registration Statement and any related materials (including any proxy or consent solicitation statement) with the SEC, the fees associated with making any other federal, state, local or foreign governmental securities law or other regulatory filings exclusively in connection with the Hughes Merger, the fees and expenses of the Hughes Transfer Agent and any proxy or consent solicitation agents, information agents or similar consultants engaged by Raytheon in connection with effecting the Hughes Merger. Hughes shall also pay, unless otherwise agreed between GM and Hughes, the fees and expenses of Goldman, Sachs & Co. and the fees and expenses of Weil, Gotshal & Manges LLP in connection with the Hughes Merger; provided that such
                                                        --------
     fees and expenses, to the extent to be paid by Hughes after the effective time of the Hughes Merger, shall be included as current liabilities on the Closing Date Balance Sheet (as defined in the Separation Agreement).

           (b) Certain Merger Costs to be Paid by GM. GM or one of its subsidiaries shall pay all fees and out-of-pocket expenses of Hughes in connection with the Hughes Merger except as contemplated by Section 3.3(a).

           (c) Certain Costs to be Paid by GM. GM or one of its subsidiaries shall pay all costs and expenses relating to the GM Transactions (other than as provided in Section 3.2 and other than those relating exclusively to the Hughes Merger, which are addressed in Sections 3.3(a) and 3.3(b) above), including, without limitation, all costs and expenses relating exclusively to the Hughes Spin-Off Merger, including, without limitation, all reasonable out-of-pocket costs and expenses of printing and distributing the Hughes Spin-Off Registration Statement and any related materials (including any proxy or consent solicitation statement), the fees associated with filing the Hughes Spin-Off Registration Statement and any related materials (including any proxy or consent solicitation statement) with the SEC, the fees associated with making any other federal, state, local or foreign governmental securities law or other regulatory filings exclusively in connection with the Hughes Spin-Off Merger, and the fees and expenses of the GM Transfer Agent and any proxy or consent solicitation agents, information agents or similar consultants engaged by GM in connection with effecting the Hughes Spin-Off Merger.

4.      Covenants To Preserve Tax-Free Status Of Hughes Spin-Off.
        --------------------------------------------------------

        4.1     Representations and Warranties.

                (a) Hughes. Hughes hereby represents and warrants that (i) it has examined the Tax Opinions/Rulings and the Representation Letters, and (ii) the facts presented and the representations made therein, to the extent descriptive of Hughes or the Hughes Business or Raytheon or the Raytheon Business (including, without limitation, the business purposes for the Hughes Spin-Off, Telecom Spin-Off and Hughes Merger, the representations in the Representation Letters and Tax Opinions/Rulings to the extent that they relate to Hughes or the Hughes Business or Raytheon or the Raytheon Business, and the plans, proposals, intentions and policies of Hughes or Raytheon), are true, correct and complete in all material respects.

                (b) GM. GM hereby represents and warrants that (i) it has examined the Tax Opinions/Rulings and the Representation Letters, and
        (ii) the facts presented and the representations made therein, to the extent descriptive of GM or the GM Business (including, without limitation, the business purposes for the Hughes Spin-Off, Telecom Spin-Off, the representations in the Representation Letters and Tax Opinions/Rulings to the extent that they relate to GM or the GM Business, and the plans, proposals, intentions and policies of GM), are true, correct and complete in all material respects.

        4.2     Restrictions on Hughes.

                (a) Proposed Secondary Capital Stock Transactions.   Until the
        first day after the two-year anniversary of the Effective Time, Hughes shall not enter into any Proposed Acquisition Transaction or, to the extent Hughes has the right to prohibit any Proposed Acquisition Transaction, permit any Proposed Acquisition Transaction to occur (whether by (i) redeeming rights under a stockholders rights plan, (ii) finding a tender offer to be a "permitted offer" under any such plan or otherwise causing any such plan to be inapplicable or neutralized with respect to any Proposed Acquisition Transaction, or (iii) approving any Proposed Acquisition Transaction, whether for purposes of Section 203 of the DGCL or any similar corporate statute, any "fair price" or other provision of Hughes' charter or bylaws or otherwise) unless prior to the consummation of such Proposed Acquisition Transaction GM has determined, in its sole and absolute discretion, which discretion shall be exercised in good faith solely to preserve the Tax-Free Status of the Spin-Offs and the Tax-Free Status of the Hughes Merger, that such Proposed Acquisition Transaction would not jeopardize the Tax-Free Status of the Spin-Offs or the Tax-Free Status of the Hughes Merger.

        The foregoing shall not prohibit Hughes from entering into a contract or agreement to consummate any Proposed Acquisition Transaction if such contract or agreement requires satisfaction of the above-described requirement prior to the consummation of such Proposed Acquisition Transaction.

           (b)   Proposed Primary Capital Stock Transactions.

                 (i) Until the first day after the two-year anniversary of the Effective Time, Hughes shall not enter into any Proposed Stock Issuance Transaction if, as a result of such Proposed Stock Issuance Transaction, Hughes would issue a number of shares of Hughes Capital Stock that, when aggregated with all other shares of Hughes Capital Stock issued pursuant to any Proposed Stock Issuance Transaction occurring prior to or simultaneously with such Proposed Stock Issuance Transaction, would cause (A) the number of shares of Hughes Class A Common Stock distributed to GM stockholders in the Hughes Spin-Off to constitute less than 80% of the total combined voting power of all outstanding shares of Voting Stock of Hughes or (B) the issuance of outstanding shares of any class or series of Hughes Capital Stock other than Voting Stock of Hughes, unless prior to the consummation of such transaction GM has determined, in its sole and absolute discretion, which discretion shall be exercised in good faith solely to preserve the Tax-Free Status of the Spin-Offs and the Tax-Free Status of the Hughes Merger, that such transaction would not jeopardize the Tax-Free Status of the Spin-Offs or the Tax-Free Status of the Hughes Merger.

                 (ii) Until the first day after the two-year anniversary of the Effective Time, Hughes shall not enter into any Proposed Stock Buyback Transaction if, as a result of such Proposed Stock Buyback Transaction, the then-outstanding shares of Hughes Class A Common Stock would constitute less than 80% of the total combined voting power of all outstanding shares of Voting Stock of Hughes, unless prior to the consummation of such transaction GM has determined, in its sole and absolute discretion, which discretion shall be exercised in good faith solely to preserve the Tax-Free Status of the Spin-Offs and the Tax-Free Status of the Hughes Merger, that such transaction would not jeopardize the Tax-Free Status of the Spin-Offs or the Tax-Free Status of the Hughes Merger.

                 (iii) For purposes of this Section 4.2(b), any option (including an option issued to employees or in connection with the performance of services), warrant or other security that would permit or require a Person to acquire shares of Voting Stock of Hughes or other Hughes Capital Stock (including the option, right or obligation of Hughes or a Hughes Affiliate to acquire shares of Hughes Capital Stock), or any security convertible into or exchangeable for shares of Voting Stock of Hughes or other Hughes Capital Stock, shall be treated as if it had been fully exercised, converted or exchanged at the time of issuance, whether or not such security is by its terms exercisable at such time.

        (c) Amendment to Charter and Bylaws. Until the first day after the three-year anniversary of the Effective Time, Hughes shall make no amendments or changes to its charter or bylaws that would affect the composition or size of its Board of Directors, the manner in which its Board of Directors is elected, and the duties and responsibilities of its Board of Directors unless GM has determined, in its sole and absolute discretion, which discretion shall be exercised in good faith solely to preserve the Tax-Free Status of the Spin-Offs and the Tax-Free Status of the Hughes Merger, that such amendment or change would not jeopardize the Tax-Free Status of the Spin-Offs or the Tax-Free Status of the Hughes Merger.

        (d) Continuation of Active Trade or Business. Until the first day after the two-year anniversary of the Effective Time,

              (i) Hughes shall continue to conduct the Active Trade or Business.

              (ii) Subject to the last sentence of the clause (d)(iii), Hughes shall not (A) liquidate, dispose of, or otherwise discontinue the conduct of any portion of the Active Trade or Business with a value in excess of $1.0 billion or (B) dispose of any business or assets that would cause Hughes to be operated in a manner inconsistent in any material respect with the business purposes for the Hughes Spin-Off as set forth in the Representation Letters and Tax Opinions/Rulings, in each case unless GM has determined, in its sole and absolute discretion, which discretion shall be exercised in good faith solely to preserve the Tax-Free Status of the Spin-Offs and the Tax-Free Status of the Hughes Merger, that such liquidation, disposition, or discontinuance would not jeopardize the Tax-Free Status of the Spin-Offs or the Tax-Free Status of the Hughes Merger.

              (iii) Hughes shall not under any circumstances liquidate, dispose of, or otherwise discontinue the conduct of any portion of the Active Trade or Business if such liquidation, disposition or discontinuance would breach Section 4.2(e). Hughes shall continue the active conduct of the Active Trade or Business primarily through officers and employees of Hughes or its Subsidiaries (and not primarily through independent contractors) who are not also officers or employees of GM or of any GM Affiliates. Notwithstanding the foregoing, (A) liquidations of any of Hughes' Subsidiaries into Hughes or one or more Subsidiaries directly or indirectly controlled by Hughes shall not be deemed to breach this
        Section 4.2(d) and (B) Hughes shall not be prohibited from liquidating, disposing of or otherwise discontinuing the conduct of one or more trades or businesses that constituted part of the Active Trade or Business, or any portion thereof, provided that, in the case of this clause (B), the aggregate value of such trades or businesses, or portions thereof, so liquidated, disposed of or discontinued shall not exceed $1.0 billion (as determined as of the Effective Time). For purposes of the preceding sentence and clause (d)(ii), asset retirements, sale-leaseback arrangement and discontinuances of product lines within a trade or business the active conduct of which is continued shall not be deemed a liquidation, disposition or discontinuance of a trade or business or portion thereof.

                        (iv) Solely for purposes of this Section 4.2(d), Hughes
                shall not be treated as directly or indirectly controlling a Subsidiary unless Hughes owns, directly or indirectly, shares of capital stock of such Subsidiary constituting (i) 80% or more of the total combined voting power of all outstanding shares of Voting Stock of such Subsidiary and (ii) 80% or more of the total number of outstanding shares of each class or series of capital stock of such Subsidiary other than Voting Stock.

                        (v) The restrictions contained in this Section 4.2(d)
                shall apply only to the businesses, subsidiaries and operations of Hughes as in existence prior to the Effective Time, and shall not be deemed to apply to those businesses, subsidiaries and operations conducted by Raytheon prior to the Effective Time.

                (e)     Continuity of Business.

                        (i) Until the first day after the two-year anniversary
                of the Effective Time, (A) Hughes shall not voluntarily dissolve or liquidate, and (B) except in the ordinary course of business, neither Hughes nor any Subsidiaries directly or indirectly controlled by Hughes shall sell, transfer, or otherwise dispose of or agree to dispose of assets (including, for such purpose, any shares of capital stock of such Subsidiaries) that, in the aggregate, constitute more than (x) 60% of the gross assets of Hughes or (y) 60% of the consolidated gross assets of Hughes and such Subsidiaries, unless prior to the consummation of such transaction GM has determined, in its sole and absolute discretion, which discretion shall be exercised in good faith solely to preserve the Tax-Free Status of the Spin-Offs and the Tax-Free Status of the Hughes Merger, that such transaction would not jeopardize the Tax-Free Status of the Spin-Offs or the Tax-Free Status of the Hughes Merger. The amount of gross assets of Hughes and such Subsidiaries shall be based on the fair market value of each such asset as of the Effective Time.

                        (ii) Sales, transfers or other dispositions by Hughes or
                any of its Subsidiaries to Hughes or one or more Subsidiaries directly or indirectly controlled by Hughes shall not be included in any determinations under this Section 4.2(e) of whether such 60% or more of the gross assets of Hughes or 60% of the consolidated gross assets of Hughes and such Subsidiaries have been sold, transferred or otherwise disposed of.

                        (iii) Solely for purposes of this Section 4.2(e), Hughes
                shall not be treated as directly or indirectly controlling a Subsidiary unless Hughes owns, directly or indirectly, shares of capital stock of such Subsidiary constituting (A) 80% or more of the total combined voting power of all outstanding shares of Voting Stock of such Subsidiary and (B) 80% or more of the total number of outstanding shares of each class or series of capital stock of such Subsidiary other than Voting Stock.

                        (iv) The restrictions contained in this Section 4.2(e)
                shall apply only to the businesses, subsidiaries and operations of Hughes as in existence prior to the Effective Time, and shall not be deemed to apply to those businesses, subsidiaries and operations conducted by Raytheon prior to the Effective Time.

                (f)     Recapitalizations, Reincorporations and Similar
                        Transactions.

                        (i) Hughes shall not propose a plan of recapitalization
                or amendment to its charter or other action providing for (A) the conversion of shares of any class of Hughes Common Stock into a different class of Hughes Capital Stock, (B) a change in the absolute of relative voting rights of any class of Hughes Common Stock from the rights existing at the Effective Time, or
                (C) any other action having an effect similar to that described in clause (A) or (B), unless prior to the consummation of such action GM has determined, in its sole and absolute discretion, which discretion shall be exercised in good faith solely to preserve the Tax-Free Status of the Spin-Offs and the Tax-Free Status of the Hughes Merger, that such action would not jeopardize the Tax-Free Status of the Spin-Offs or the Tax-Free Status of the Hughes Merger.

                        (ii) A Proposed Acquisition Transaction will be
                considered a recapitalization transaction subject to subsection 4.2(f)(i) if, as a result of such transaction, holders of Hughes Common Stock immediately before the Proposed Acquisition Transaction will own more than 50% of the common equity of the Person (or group of related Persons) acquiring the Hughes Capital Stock immediately after consummation of the Proposed Acquisition Transaction, and, in such case, the Person acquiring Hughes Capital Stock pursuant to a Proposed Acquisition Transaction shall be treated as if such Person were Hughes for purposes of this Section 4.2(f).

                (g) Miscellaneous. Until the first day after the two-year anniversary of the Effective Time, Hughes shall not take, or permit any of its Subsidiaries to take, any other actions or enter into any transaction or series of transactions or agree to enter into any other transactions that would be reasonably likely to jeopardize the Tax-Free Status of the Spin-Offs or the Tax-Free Status of the Hughes Merger, including any action or transaction that would be reasonably likely to be inconsistent with any representation made in the Representation Letters, unless prior to the consummation of such action or transaction GM has determined, in its sole and absolute discretion, which discretion shall be exercised in good faith solely to preserve the Tax-Free Status of the Spin-Offs and the Tax-Free Status of the Hughes Merger, that such action or transaction would not jeopardize the Tax-Free Status of the Spin-Offs or the Tax-Free Status of the Hughes Merger. Notwithstanding the foregoing, if and to the extent that any action or transaction is described in and permitted pursuant to Sections 4.2(a)-(f) such action or transaction shall not be prohibited by this Section 4.2(g).

                (h) Permitted Actions and Transactions. Notwithstanding the foregoing, the provisions of Section 4.2 shall not prohibit Hughes from (i) implementing, or otherwise complying with the provisions of, any stockholders rights plan of Hughes, (ii) consummating the Hughes Merger or any of the GM Transactions, provided that the conditions to closing set forth in Sections 6.1 and 6.3 of the Hughes Merger Agreement have been satisfied or properly waived and (iii) implementing any transaction upon which the IRS has granted a favorable ruling in, or which is described in reasonable detail in, any Tax Opinions/Ruling received from the IRS.

4.3   Cooperation and Other Covenants.

      (a) Notice of Subsequent Hughes Actions. Each of Hughes and GM shall furnish the other with a copy of any ruling requests or other documents delivered to the IRS that relates to the Hughes Spin-Off, Telecom Spin-Off or the Hughes Merger or that could otherwise be reasonably expected to have an impact on the Tax-Free Status of the Spin-Offs or Tax-Free Status of the Hughes Merger.

      (b)   Cooperation.

            (i) Each of Hughes and GM shall cooperate with the other and shall take (or refrain from taking) all such actions as the other may reasonably request in connection with obtaining any GM determination referred to in
      Section 4.2. Such cooperation shall include, without limitation, providing any information and/or representations reasonably requested by the other to enable either party (or counsel for such party) to obtain and maintain any Subsequent Tax Opinion/Ruling that would permit any action described in Section 4.2 to be taken by Hughes or a Hughes Affiliate. From and after any Representation Date in connection with obtaining any such determination or the receipt of a Subsequent Tax Opinion/Ruling and until the first day after the two-year anniversary of the date of such determination or receipt, neither party shall take (nor shall it refrain from taking) any action that would have caused such representation to be untrue unless the other party has determined, in its sole and absolute discretion, which discretion shall be exercised in good faith solely to preserve the Tax-Free Status of the Spin-Offs and the Tax-Free Status of the Hughes Merger, that such action would not jeopardize the Tax-Free Status of the Spin-Offs and the Tax-Free Status of the Hughes Merger.

            (ii) In the event that Hughes notifies GM that it desires to take one of the actions described in this Section 4.2 and GM concludes that such action would jeopardize the Tax-Free Status of the Spin-Offs or the Tax-Free Status of the Hughes Merger, GM shall, at the request of Hughes, elect either to (i) use all commercially reasonable efforts to obtain a Subsequent Tax Opinion/Ruling that would permit Hughes to take the specified action, and Hughes shall cooperate in connection with such efforts, or (ii) provide all reasonable cooperation to Hughes in connection with Hughes obtaining such a Subsequent Tax Opinion/Ruling in form and substance reasonably satisfactory to GM; provided, however,
                                                        --------  -------
      that the reasonable costs and expenses of obtaining any such Subsequent Tax Opinion/Ruling shall be borne by Hughes.

        (c)     Notice.

                (i) Until all restrictions set forth in Section 4.2 have expired, Hughes shall give GM written notice of any intention to effect or permit an action or transaction described in Section 4.2 and which is prohibited thereunder at such time within a period of time reasonably sufficient to enable GM to make the determination referred to in Section
        4.2 or to prepare and seek any Subsequent Tax Opinion/Ruling in connection with such proposed action or transaction. Each such notice shall set forth the terms and conditions of the proposed action or transaction, including, without limitation, as applicable, the nature of any related action proposed to be taken by the Board of Directors of Hughes, the approximate number of shares of Hughes Capital Stock proposed to be transferred or issued, the approximate value of Hughes' assets (or assets of any of Hughes' Subsidiaries) proposed to be transferred, the proposed timetable for such action or transaction, and the number of shares of Hughes Capital Stock otherwise then owned by the other party to the proposed action or transaction, all with sufficient particularity to enable GM to make any such required determination, including information required to prepare and seek a Subsequent Tax Opinion/Ruling in connection with such proposed action or transaction. All information provided by Hughes to GM pursuant to this Section 4.3 shall be deemed subject to the confidentiality obligations of Article 4 of the Separation Agreement.

                (ii) Promptly, but in any event within 15 days, after GM receives such written notice from Hughes, GM shall evaluate such information and notify Hughes in writing of such determination or of GM's intent to seek a Subsequent Tax Opinion/Ruling and the proposed date for submission of the request therefor, which date shall not be more than 45 days after the date GM so notifies Hughes of GM's intent to seek a Subsequent Tax Opinion/Ruling, provided that such 45-day period shall be appropriately extended for any period of noncompliance by Hughes with Section 4.3(b). GM shall notify Hughes promptly, but in any event within two Business Days, after the receipt of a Subsequent Tax Opinion/Ruling. If GM makes a determination that an action or transaction described in Section 4.2 would jeopardize the Tax-Free Status of the Spin-Offs or Tax-Free Status of the Hughes Merger, such notice to Hughes shall set forth, in reasonable detail, the reasons therefor and the reasons for not receiving a Subsequent Tax Opinion/Ruling.

4.4     INDEMNIFICATION FOR TAX LIABILITIES.

        (a) General. Notwithstanding any other provision of this Agreement or any provision of any of the Tax Agreement to the contrary but subject to Section 4.4(b), Hughes shall indemnify, defend and hold harmless GM and each GM Affiliate (or any successor to any of them) against any and all Tax-Related Losses incurred by GM in connection with any proposed tax assessment or tax controversy with respect to the Hughes Spin-Off or the Hughes Merger to the extent caused by any breach by Hughes of any of its representations, warranties or covenants, made pursuant to this Agreement. All interest or penalties incurred in connection with such Tax-Related Losses shall be computed for the time period up to and including the date that Hughes pays its indemnification obligation in full.


        (b) Exceptions to Hughes' Indemnification. If GM (i) makes a determination pursuant to any clause of Section 4.2, on the basis of a Subsequent Tax Opinion/Ruling or otherwise, and (ii) delivers to Hughes written notice of such determination pursuant to Section 4.3(c), Hughes shall have no obligation pursuant to Section 4.4(a), except to the extent that any Tax-Related Losses so incurred resulted from the inaccuracy, incorrectness or incompleteness of any representation provided by Hughes upon which such Subsequent Tax Opinion/Ruling and/or determination was based.

        (c) Timing and Method of Tax Indemnification Payments. Hughes shall pay any amount due and payable to GM pursuant to this Section 4.4 on or before the 90th day following the earlier of agreement or determination that such amount is due and payable to GM. All payments pursuant to this Section 4.4 shall be made by wire transfer to the bank account designated by GM for such purpose, and on the date of such wire transfer Hughes shall give GM notice of the transfer.

4.5     PROCEDURE FOR INDEMNIFICATION FOR TAX LIABILITIES.

        (a) Notice of Claim. If GM receives notice of the assertion of any Third-Party Claim with respect to which Hughes may be obligated under Section
4.4 to provide indemnification, GM shall give Hughes notice thereof (together with a copy of such Third-Party Claim, process or other legal pleading) promptly after becoming aware of such Third Party Claim; provided, however, that the
                                                --------  -------
failure of GM to give notice as provided in this Section shall not relieve Hughes of its obligations under Section 4.4, except to the extent that Hughes is actually prejudiced by such failure to give notice. Such notice shall describe such Third-Party Claim in reasonable detail.

        (b)     Obligation of Indemnifying Party.

                (i) GM and Hughes shall jointly control the defense of, and cooperate with each other with respect to defending, any Third-Party Claim with respect to which Hughes is obligated under Section 4.4 to provide indemnification, provided that Hughes shall forfeit such joint control right with respect to a particular Third-Party Claim if Hughes or any Hughes Affiliate makes any public statement or filing, or takes any action (including, but not limited to, the filing of any submission or pleading, or the giving of a deposition or production of documents, in any administrative or court proceeding) in connection with such Third-Party Claim that is inconsistent in a material respect with any representation or warranty made by Hughes in the Agreement, the Tax Opinions/Rulings, the Representation Letters or the Hughes Merger Agreement.

                (ii) Hughes and GM shall exercise their rights to jointly control the defense of any such Third-Party Claim solely for the purpose of defeating such Third-Party

    Claim and, unless required by applicable law, neither Hughes nor GM shall make any statements or take any actions that could reasonably result in the shifting of liability for any Losses arising out of such Third-Party Claim from the party making such statement or taking such action (or any of its Affiliates) to the other party (or any of its Affiliates).

         (iii) Statements made or actions taken by either Hughes or GM in connection with the defense of any such Third-Party Claim shall not prejudice the rights of such party in any subsequent action or proceeding between the parties.

         (iv) If either GM or Hughes fails to jointly defend any such Third-Party Claim, the other party shall solely defend such Third-Party Claim and the party failing to jointly defend shall use commercially reasonable efforts to cooperate with the other party in its defense of such Third-Party Claim; provided, however, that GM may not compromise or settle
                       --------  -------
    any such Third-Party Claim without the prior written consent of Hughes, which consent shall not be unreasonably withheld or delayed. All costs and expenses of either party in connection with, and during the course of, the joint control of the defense of any such Third-Party Claim shall be initially paid by the party that incurs such costs and expenses. Such costs and expenses shall be reallocated and reimbursed in accordance with the respective indemnification obligations of the parties at the conclusion of the defense of such Third-Party Claim.

          4.6 ARBITRATION. Any dispute between the parties arising out of or relating to this Section 4, including the interpretation of this Section 4, or any actual or purported breach of this Section 4, shall be resolved only in accordance with the following provisions:

  (a) Negotiation. GM and Hughes shall attempt in good faith to resolve any such dispute promptly through negotiations of the parties. In the event of any such dispute, either party may deliver a Dispute Notice to the other party, and within 20 Business Days after the receipt of such Dispute Notice, the appropriate representatives of GM and Hughes shall meet to attempt to resolve such dispute. If such dispute has not been resolved within the Negotiation Period, or if one of the parties fails or refuses to negotiate such dispute, the issue shall be settled by arbitration pursuant to Section 4.6(b). The results of such arbitration shall be final and binding on the parties.

  (b) Arbitration Procedure. Either party may initiate arbitration with regard to such dispute by giving the other party written notice either (i) at any time following the end of the Negotiation Period, or (ii) if the parties do not meet within 20 Business Days of the receipt of the Dispute Notice, at any time thereafter. The arbitration shall be conducted by three arbitrators in accordance with the CPR Rules, except as otherwise provided in this Section 4.6. Within 20 days following receipt of the written notice of arbitration, GM and Hughes shall each appoint one arbitrator. The two arbitrators so appointed shall appoint the third arbitrator. If either GM or Hughes shall fail to appoint an arbitrator within such 20-day period, the arbitration shall be by the sole arbitrator appointed by the other party. Whether selected by GM and Hughes or otherwise, each arbitrator selected to resolve such dispute shall be a tax attorney who is generally recognized in the tax community as a qualified and competent tax practitioner with experience in the tax area involved in the issue or issues to be resolved. Such arbitrators shall be empowered to determine whether Hughes is required to indemnify GM pursuant to
Section 4.4 and to determine the amount of the related indemnification payment. Each of GM and Hughes shall bear 50% of the aggregate expenses of the arbitrators. The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. (S)(S)1-14. The place of arbitration shall be New York, New York. The final decision of the arbitrators shall be rendered no later than one year from the date of the written notice of arbitration.

        4.7 EXCLUSIVE REMEDIES. Except for the right to pursue equitable remedies, the remedies provided in this Section 4 shall be deemed the sole and exclusive remedies of the parties with respect to the subject matters of the indemnification provisions of Section 4.4.

5.      INDEMNIFICATION.
        ---------------

        5.1 INDEMNIFICATION BY HUGHES. Subject to Section 5.3, from and after the Effective Time, Hughes shall indemnify, defend and hold harmless GM, all GM Affiliates and each of their respective directors, officers and employees (in their capacities as such), from and against:

                (a) all Losses relating to, arising out of, or due to, directly or indirectly, any breach by Hughes or any Hughes Affiliate of any of the provisions of this Agreement;

                (b) all Losses relating to, arising out of, or due to any untrue statement or alleged untrue statement of a material fact contained in, or incorporated by reference into, the Hughes Disclosure Portions or the omission or alleged omission to state (whether pursuant to direct statement or incorporation by reference) in the Hughes Disclosure Portions a material fact required to be stated therein or necessary to make the statements therein not misleading; and

                (c) all Losses relating to or arising out of actions taken (or omitted to be taken) by Raytheon or any Raytheon Affiliate in violation of the Hughes Merger Agreement.

        5.2 INDEMNIFICATION BY GM. Subject to Section 5.3, from and after the Effective Time, GM shall indemnify, defend, and hold harmless Hughes, all Hughes Affiliates, and each of their respective directors, officers and employees (in their capacities as such), from and against:

                (a) all Losses relating to, arising out of, or due to, directly or indirectly, any breach by GM or any GM Affiliate of any of the provisions of this Agreement;

                (b) all Losses relating to, arising out of, or due to any untrue statement or alleged untrue statement of a material fact contained in, or incorporated by reference into, the GM Disclosure Portions or the omission or alleged omission to state (whether pursuant to direct statement or incorporation by reference) in the GM Disclosure Portions a material fact required to be stated therein or necessary to make the statements therein not misleading; and

      (c) all Losses relating to or arising out of any breach of the representation set forth in Section 2.4(a) of the Implementation Agreement.

  5.3 OTHER LIABILITIES. (a) Except as provided in Section 5.4, this Section 5 shall not be applicable to any Tax-Related Losses, which shall be governed by
Section 4 of this Agreement.

  (b) This Section 5 shall not be applicable to any Losses relating to, arising out of, or due to any breach of the provisions of any other contract, agreement or understanding between GM or any GM Affiliate and Hughes or any Hughes Affiliate, which Losses shall be governed by the terms of such contract, agreement or understanding.

  5.4 TAX EFFECTS OF INDEMNIFICATION. (a) Any indemnification payment made under this Agreement shall be characterized for tax purposes as if such payment were made immediately prior to the Effective Time, and shall therefore be treated, to the extent permitted by law, as either (i) a distribution from Hughes to GM or (ii) a capital contribution from GM to Hughes.

  (b) The amount of any Loss or Tax-Related Losses for which indemnification is provided under this Agreement shall be (i) increased to take account of net Tax cost, if any, incurred by the Indemnitee arising from the receipt or accrual of an Indemnity Payment hereunder (grossed up for such increase) and (ii) reduced to take account of net Tax benefit, if any, realized by the Indemnitee arising from incurring or paying such Loss or Tax-Related Losses. In computing the amount of any such Tax cost or Tax benefit, the Indemnitee shall be deemed to recognize all other items of income, gain, loss, deduction or credit before recognizing any item arising from the receipt or accrual of any Indemnity Payment hereunder or incurring or paying any indemnified Loss or Tax-Related Losses. Any Indemnity Payment hereunder shall initially be made without regard to this Section 5.4 and shall be increased or reduced to reflect any such net Tax cost (including gross-up) or net Tax benefit only after the Indemnitee has actually realized such cost or benefit. For purposes of this Agreement, an Indemnitee shall be deemed to have "actually realized" a net Tax cost or a net Tax benefit to the extent that, and at such time as, the amount of Taxes payable by such Indemnitee is increased above or reduced below, as the case may be, the amount of Taxes that such Indemnitee would be required to pay but for the receipt or accrual of the Indemnity Payment or the incurrence or payment of such Loss or Tax-Related Losses, as the case may be. The amount of any increase or reduction hereunder shall be adjusted to reflect any final determination (which shall include the execution of Form 870-AD or successor form) with respect to the Indemnitee's liability for Taxes, any payments between GM and Hughes to reflect such adjustment shall be made if necessary.

  5.5 EFFECT OF INSURANCE UPON INDEMNIFICATION. The amount which an Indemnifying Party is required to pay to any Indemnitee pursuant to this Section 5 shall be reduced (including retroactively) by any Insurance Proceeds and other amounts actually recovered by such Indemnitee in reduction of the related Loss, it being understood and agreed that each of Hughes and GM shall use commercially reasonable efforts to collect any such proceeds or other amounts to which it or any of its Affiliates is entitled, without regard to whether it is the Indemnifying Party hereunder. No Indemnitee shall be required, however, to collect any such proceeds or other amounts prior to being entitled to indemnification from an Indemnifying Party hereunder. If an Indemnitee receives an Indemnity Payment in respect of a Loss and subsequently receives Insurance Proceeds or other amounts in respect of such Loss, then such Indemnitee shall pay to such Indemnifying Party an amount equal to the difference between (a) the sum of the amount of such Indemnity Payment and the amount of such Insurance Proceeds or other amounts actually received and (b) the amount of such Loss, in each case adjusted (at such time as apprxopriate adjustment can be determined) to reflect any premium adjustment attributable to such claim.

  5.6 PROCEDURE FOR INDEMNIFICATION INVOLVING THIRD-PARTY CLAIMS.

      (a) Notice of Claim. If any Indemnitee receives notice of the assertion of any Third-Party Claim with respect to which an Indemnifying Party is obligated under this Agreement to provide indemnification (other than pursuant to Section 4), such Indemnitee shall give such Indemnifying Party notice thereof (together with a copy of such Third-Party Claim, process or other legal pleading) promptly after becoming aware of such Third-Party Claim; provided, however, that the failure of any Indemnitee to give notice
           --------  -------
    as provided in this Section shall not relieve any Indemnifying Party of its obligations under this Section 5, except to the extent that such Indemnifying Party is actually prejudiced by such failure to give notice. Such notice shall describe such Third-Party Claim in reasonable detail.

      (b) Obligation of Indemnifying Party. An Indemnifying Party, at such Indemnifying Party's own expense and through counsel chosen by such Indemnifying Party (which counsel shall be reasonably acceptable to the Indemnitee), may elect to defend any Third-Party Claim. If an Indemnifying Party elects to defend a Third-Party Claim, then, within ten Business Days after receiving notice of such Third-Party Claim (or sooner, if the nature of such Third-Party Claim so requires), such Indemnifying Party shall notify the Indemnitee of its intent to do so, and such Indemnitee shall cooperate in the defense of such Third-Party Claim. Such Indemnifying Party shall pay such Indemnitee's reasonable out-of-pocket expenses incurred in connection with such cooperation. Such Indemnifying Party shall keep the Indemnitee reasonably informed as to the status of the defense of such Third-Party Claim. After notice from an Indemnifying Party to an Indemnitee of its election to assume the defense of a Third-Party Claim, such Indemnifying Party shall not be liable to such Indemnitee under this Section 5 for any legal or other expenses subsequently incurred by such Indemnitee in connection with the defense thereof other than those expenses referred to in the preceding sentence; provided, however, that such Indemnitee shall have
                            --------  -------
    the right to employ one law firm as counsel, together with a separate local law firm in each applicable jurisdiction ("Separate Counsel"), to represent such Indemnitee in any action or group of related actions (which firm or firms shall be reasonably acceptable to the Indemnifying Party) if, in such Indemnitee's reasonable judgment at any time, either a conflict of interest between such Indemnitee and such Indemnifying Party exists in respect of such claim, or there may be defenses available to such Indemnitee which are different from or in addition to those available to such Indemnifying Party and the representation of both parties by the same counsel would be inappropriate, and in that event (i) the reasonable fees and expenses of such Separate Counsel shall be paid by such Indemnifying Party (it being understood, however, that the Indemnifying Party shall not be liable for the expenses of more than one Separate Counsel (excluding local counsel) with respect to any Third-Party Claim (even if against multiple Indemnitees)) and
    (ii) each of such Indemnifying Party and such Indemnitee shall have the right to conduct its own defense in respect of such claim. If an Indemnifying Party elects not to defend against a Third-Party Claim, or fails to notify an Indemnitee of its election as provided in this Section 5 within the period of ten Business Days described above, the Indemnitee may defend, compromise, and settle such Third-Party Claim and shall be entitled to indemnification hereunder (to the extent permitted hereunder); provided,
                                                                      --------
    however, that no such Indemnitee may compromise or settle any such
    -------
    Third-Party Claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, the Indemnifying Party shall not, without the prior written consent of the Indemnitee, (i) settle or compromise any Third-Party Claim or consent to the entry of any judgment which does not include as an unconditional term thereof the delivery by the claimant or plaintiff to the Indemnitee of a written release from all liability in respect of such Third-Party Claim or (ii) settle or compromise any Third-Party Claim in any manner that would be reasonably likely to have a material adverse effect on the Indemnitee.

      (c) Joint Defense of Certain Claims. Notwithstanding the provisions of
    Section 5.6(b), GM and Hughes shall jointly control the defense of, and cooperate with each other with respect to defending, any Third-Party Claim with respect to which each party is claiming that it is entitled to indemnification under Section 5.1 or 5.2. If either GM or Hughes fails to defend jointly any such Third-Party Claim, the other party shall solely defend such Third-Party Claim and the party failing to defend jointly shall use all commercially reasonable efforts to cooperate with the other party in its defense of such Third Party Claim; provided, however, that neither
                                           --------  -------
    party may compromise or settle any such Third-Party Claim without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. All costs and expenses of either party in connection with, and during the course of, the joint control of the defense of any such Third-Party Claim shall be initially paid by the party that incurs such costs and expenses. Such costs and expenses shall be reallocated and reimbursed in accordance with the respective indemnification obligations of the parties at the conclusion of the defense of such Third-Party Claim.

  5.7 PROCEDURE FOR INDEMNIFICATION NOT INVOLVING THIRD-PARTY CLAIMS. If any Indemnitee desires to assert against an Indemnifying Party any claim for indemnification under this Section 5 other than a Third-Party Claim (a "Claim"), the Indemnitee shall deliver to the Indemnifying Party notice of its demand for satisfaction of such Claim (a "Request"), specifying in reasonable detail the amount of such Claim and the basis for asserting such Claim. Within 30 days after the Indemnifying Party has been given a Request, the Indemnifying Party shall either (i) satisfy the Claim requested to be satisfied in such Request by delivering to the Indemnitee payment by wire transfer or a certified or bank cashier's check payable to the Indemnified Party in immediately available funds in an amount equal to the amount of such Claim, or (ii) notify the Indemnitee that the Indemnifying Party contests such Claim by delivering to the Indemnitee a Dispute Notice, stating that the Indemnifying Party objects to such Claim and specifying in reasonable detail the basis for contesting such Claim. Any dispute described in clause (ii) of this Section 5.7 shall be subject to the provisions of Section 6.1.

  5.8 EXCLUSIVE REMEDIES. Except for the right to pursue equitable remedies, the remedies provided in this Section 5 shall be deemed the sole and exclusive remedies of the parties with respect to the subject matters of the indemnification provisions of this Section 5.

6. MISCELLANEOUS.
   -------------

  6.1 DISPUTE RESOLUTION. GM and Hughes shall attempt in good faith to resolve any dispute between the parties arising out of or relating to this Agreement promptly through negotiations of the parties prior to seeking any other legal or equitable remedy.

  6.2 SURVIVAL. The representations and warranties contained in this Agreement shall survive the effective time of the Hughes Merger until the expiration of all applicable statutes of limitations.

  6.3 COMPLETE AGREEMENT. Except as otherwise set forth in this Agreement, this Agreement and the exhibits and schedules hereto shall constitute the entire agreement between the parties hereto with respect to the subject matter hereof and shall supersede all prior and contemporaneous agreements and understandings, whether written or oral, between the parties with respect to such subject matter.

  6.4 AUTHORITY. Each of the parties hereto represents to the other that (a) it has the corporate power and authority to execute, deliver and perform this Agreement, (b) the execution, delivery and performance of this Agreement by it has been duly authorized by all necessary corporate action, (c) it has duly and validly executed and delivered this Agreement, and (d) this Agreement is a legal, valid and binding obligation, enforceable against it in accordance with its terms subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally and general equity principles.

  6.5 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (other than the laws regarding conflicts of laws) as to all matters, including matters of validity, construction, effect, performance and remedies.

  6.6 CONSENT TO EXCLUSIVE JURISDICTION. Any action, suit or proceeding arising out of any claim that the parties cannot settle through good faith negotiations (except any claim to which Section 4.6 applies) shall be litigated exclusively in the state courts of Delaware. Each of the parties hereto hereby irrevocably and unconditionally (a) submits to the jurisdiction of the state courts of Delaware for any such action, suit or proceeding, (b) agrees not to commence any such action, suit or proceeding except in the state courts of Delaware, (c) waives, and agrees not to plead or to make, any objection to the venue of any such action, suit or proceeding in the state courts of Delaware, (d) waives, and agrees not to plead or to make, any claim that any such action, suit or proceeding brought in the state courts of Delaware has been brought in an improper or otherwise inconvenient forum, (e) waives, and agrees not to plead or to make, any claim that the state courts of Delaware lack personal jurisdiction over it, and (f) waives its right to remove any such action, suit or proceeding to the federal courts except when such courts are vested with sole and exclusive jurisdiction by statute. GM and Hughes shall cooperate with each other in connection with any such action, suit or proceeding to obtain reliable assurances that confidential treatment will be accorded any information that either party shall reasonably deem to be confidential or proprietary. Each of the parties hereto irrevocably designates and appoints its respective Service Agent as its agent to receive service of process in any such action, suit or proceeding. Each of the parties hereto further covenants and agrees that, until the expiration of all applicable statutes of limitations relating to potential claims under this Agreement, each such party shall maintain a duly appointed agent for the service of summonses and other legal process in the State of Delaware, and shall promptly notify the other party hereto of any change in the name or address of its Service Agent and the name and address of any replacement for its Service Agent, if such agent is no longer the Service Agent named herein. This Section 6.6 is meant to comply with 6 Del. C (S) 2708.
                       ------

        6.7 NOTICES. All Notices shall be in writing and shall be deemed given upon (a) a transmitter's confirmation of a receipt of a facsimile transmission (but only if followed by confirmed delivery of a standard overnight courier the following Business Day or if delivered by hand the following Business Day), or (b) confirmed delivery of a standard overnight courier or delivered by hand, to the parties at the following addresses:

                if to GM to:

                        General Motors Corporation
                        767 Fifth Avenue
                        New York, NY 10153
                        Attention: Treasurer
                        Telecopy No.: (212) 418-3630

                        with a copy to:

                        General Motors Corporation
                        3031 West Grand Boulevard
                        Detroit, MI 48202
                        Attention: Warren G. Andersen, Esq.
                        Telecopy No.: (313) 974-0685

                        with a copy (which shall not constitute effective notice) to:

                        Kirkland & Ellis
                        200 E. Randolph Drive
                        Chicago, IL 60601
                        Attention: Robert S. Osborne, P.C.
                        Telecopy No.: (312) 861-2200

                        and with a copy (which shall not constitute effective notice) to:

                Weil, Gotshal & Manges LLP
                767 Fifth Avenue
                New York, NY 10153
                Attention: Frederick S. Green, Esq.
                Telecopy No.: (212) 310-8007

        If to Hughes, to:

                HE Holdings, Inc.
                c/o Raytheon Company
                141 Spring Street
                Lexington, MA 02173
                Attention: Christoph L. Hoffmann, Esq.
                Telecopy No.: (617) 860-2822

                with a copy (which shall not constitute effective notice) to:

                Wachetell, Lipton, Rosen & Katz
                51 West 52nd Street
                New York, NY 10019
                Attention: Adam O. Emmerich, Esq.
                Telecopy No.: (212) 403-2000

or to such other address as either party hereto may have furnished to the other party by a Notice in writing in accordance with this Section 6.7. Any Notice delivered pursuant to Section 4 shall also be sent to GM's Chief Tax Officer.

        6.8 AMENDMENT AND MODIFICATION. This Agreement may not be amended or modified in any respect except by a written agreement signed by both of the parties hereto.

        6.9 BINDING EFFECT; ASSIGNMENT. This Agreement and all of the provisions hereof shall be binding upon the parties hereto and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Except with respect to a merger of either party with another Person, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either party hereto without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed.

        6.10 THIRD PARTY BENEFICIARIES. The Indemnitees and their respective successors shall be third party beneficiaries of the indemnification provisions of Sections 4 and 5, as applicable, and shall be entitled to enforce those provisions, and in connection with such enforcement shall be subject to Section 6.6, in each such case as fully and to the same extent as if they were parties to this Agreement. Except as provided in the previous sentence, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, and no Person (other than as provided in the previous sentence) shall be deemed a third party beneficiary under or by reason of this Agreement.

      6.11 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

      6.12 WAIVER. The observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) by the party entitled to enforce such term, but such waiver shall be effective only if it is in writing signed by the party against which such waiver is to be asserted. Unless otherwise expressly provided in this Agreement, no delay or omission on the part of any party in exercising any right or privilege under this Agreement shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right or privilege under this Agreement operate as a waiver of any other right or privilege under this Agreement nor shall any single or partial exercise of any right or privilege preclude any other or further exercise thereof or the exercise of any other right or privilege under this Agreement. No failure by either party to take any action or assert any right or privilege hereunder shall be deemed to be a waiver of such right or privilege in the event of the continuation or repetition of the circumstances giving rise to such right unless expressly waived in writing by the party against whom the existence of such waiver is asserted.

      6.13 SEVERABILITY. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof. Any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

      6.14 REMEDIES. Each of GM and Hughes shall be entitled to enforce its rights under this Agreement specifically, to recover damages and costs (including reasonable attorneys' fees) caused by any breach of any provision of this Agreement and to exercise all other rights existing in its favor. Each of GM and Hughes acknowledges and agrees that under certain circumstances the breach by GM or any of its Affiliates or Hughes or any of its Affiliates of a term or provision of this Agreement will materially and irreparably harm the other party, that money damages will accordingly not be an adequate remedy for such breach and that the non-defaulting party, in its sole discretion and in addition to its rights under this Agreement and any other remedies it may have at law or in equity, may apply to any court of law or equity of competent jurisdiction (without posting any bond or deposit) for specific performance and/or other injunctive relief in order to enforce or prevent any breach of the provisions of this Agreement.

      6.15 PERFORMANCE. Each of the parties hereto shall use a11 commercially reasonable efforts to cause to be performed all actions, agreements and obligations set forth herein to be performed by any Affiliate of such party.

      6.16 REFERENCES; CONSTRUCTION. The table of contents and the section and other headings and subheadings contained in this Agreement and the Exhibits hereto are solely for the purpose of reference, are not part of the agreement of the parties hereto, and shall not in any way affect the meaning or interpretation of this Agreement. All references to days or months shall be deemed references to calendar days or months. All references to "$" shall be deemed references to United States dollars. Unless the context otherwise requires, any reference to a "Section" or "Exhibit" shall be deemed to refer to a section of this Agreement or an exhibit to this Agreement. The words "hereof," "herein" and "hereunder" and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, unless otherwise specifically provided, they shall be deemed to be followed by the words "without limitation." This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing the document to be drafted.


                                 * * * * * *

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date and year first written above.


                                HE HOLDINGS, INC.


                                By:  /s/ Charles S. Ream
                                   --------------------------------
                                   Name: Charles S. Ream
                                   Its:  Vice President


                                GENERAL MOTORS CORPORATION


                                By:  /s/ Warren G. Andersen
                                   --------------------------------
                                   Name: Warren G. Andersen
                                   Its:  Assistant Secretary